Exhibit 21.1
Subsidiaries of the registrant
InfoSpace Sales LLC, a Delaware limited liability company
TaxACT Holdings, Inc., a Delaware corporation
TaxACT, Inc., an Iowa corporation (“TaxACT”)
Monoprice Holdings, Inc., a Delaware corporation
Monoprice, Inc., a California corporation (“Monoprice”)